As filed with the Securities and Exchange Commission on December 7, 1995

                                                  Registration No. 33-64179

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        CHRYSLER FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                MICHIGAN                                      38-0961430
    (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                      Identification No.)
                              27777 Franklin Road
                           Southfield, Michigan 48034
                                 (810) 948-3060
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ROBERT A. LINK, ESQ.
                              27777 Franklin Road
                           Southfield, Michigan 48034
                                 (810) 948-3060
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                with a copy to:
                          MICHAEL L. FITZGERALD, ESQ.
                                  Brown & Wood
                             One World Trade Center
                            New York, New York 10048

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement as determined by market conditions.

      If only securities being registered on this Form are being offered to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                      Proposed            Proposed
                                                     Amount            maximum             maximum           Amount of
            Title of each class of                    to be        offering price         aggregate        registration
         securities to be registered            registered(1)(2)     per unit(3)    offering price(1)(3)        fee
         ---------------------------            ----------------   --------------   --------------------   -------------
Debt Securities and Warrants to Purchase Debt
  Securities                                     $4,640,000,000         100%           $4,640,000,000       $1,600,000

============================================================================
(1) In U.S. dollars or the equivalent thereof in one or more foreign or composite currencies.

(2) Plus such additional principal amount as may be necessary such that, if Debt Securities or Warrants are issued with original issue discount, the aggregate initial offering price of all Debt Securities and Warrants will equal $4,640,000,000.

(3) Estimated solely for the purpose of calculating the registration fee.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus and relates to the Registrant's Registration Statement No. 33-55787 on Form S-3.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   Subject to completion -- Preliminary Prospectus Dated December 7, 1995

PROSPECTUS

                  [ CHRYSLER FINANCIAL CORPORATION logotype ]

                          Debt Securities and Warrants

      Chrysler Financial Corporation (the "Company") may offer from time to time its debt securities consisting of senior debentures, notes, bonds and/or other evidences of indebtedness ("Debt Securities"), and warrants to purchase Debt Securities ("Warrants") up to an aggregate initial public offering price of approximately $8,128,200,850 or the equivalent thereof in one or more foreign currencies or composite currencies. Debt Securities and Warrants may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. Unless otherwise provided in any such supplement, the Debt Securities and Warrants will be sold only for U.S. dollars, and the principal of and any interest on the Debt Securities will likewise be payable only in U.S. dollars.

      The Debt Securities will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities."

      Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Warrants of a series may be issuable in registered form ("Registered Warrants") and may be issuable in bearer form ("Bearer Warrants"). Bearer Securities and Bearer Warrants will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

      The terms of the Debt Securities and/or Warrants in respect of which this Prospectus is being delivered, including, where applicable, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate (which may be fixed or variable) and time of payment of interest, the nature of any liens securing the Debt Securities, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, terms for exercising the Warrants, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of any agents and underwriters and other terms in connection with the offering and sale of such Debt Securities and/or Warrants are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

      The Company may offer and sell Debt Securities and Warrants, separately or together, to or through underwriters, and also may offer and sell Debt Securities and Warrants, separately or together, directly to other purchasers or through agents. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement. This Prospectus may not be used to consummate sales of Debt Securities or Warrants unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1995.

                             AVAILABLE INFORMATION

      The Company and Chrysler Corporation are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the following regional offices of the Commission:
Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's debt securities are listed.

      The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and Warrants offered hereby. This Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Debt Securities and Warrants, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1994, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, the Current Reports on Form 8-K dated January 17, 1995, May 5, 1995 and August 24, 1995 and Amendment
No. 1 to the Current Report on Form 8-K dated January 17, 1995 on Form 8-K/A dated January 24, 1995, which were previously filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities and Warrants shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference as a part of the Registration Statement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to: Office of the Secretary, Chrysler Financial Corporation, 27777 Franklin Road, Southfield, Michigan 48034 (telephone: (810) 948-3060).

      These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or the adequacy of this Prospectus or any Prospectus Supplement hereto.

                         CHRYSLER FINANCIAL CORPORATION

General

      The Company is a financial services organization engaged in automotive retail and wholesale financing, servicing commercial leases and loans, secured small business financing, property, casualty and other insurance, and automotive dealership facility development and management. All of the Company's common stock is owned by Chrysler Corporation, a Delaware corporation (together with its subsidiaries, "Chrysler"). The Company's primary objective is to provide financing for automotive dealers and retail purchasers of Chrysler's products. The Company sells significant amounts of automotive receivables acquired in transactions subject to limited recourse provisions. The Company remains as servicer to such receivables for which it is paid a servicing fee. At September 30, 1995, the Company had approximately 3,200 employees and its portfolio of receivables managed, which includes receivables owned and serviced for others, totaled $36.2 billion. The Company's executive offices are located at 27777 Franklin Road, Southfield, Michigan 48034; telephone (810) 948-3060.


      This Prospectus contains brief summaries of certain more detailed information contained in documents incorporated herein by reference. Such summaries are qualified in their entirety by the more detailed information contained in the incorporated documents.

Company Operations

      The Company's portfolio of finance receivables managed includes receivables owned and receivables serviced for others. Receivables serviced for others primarily represent sold receivables which the Company services for a fee. At September 30, 1995, receivables serviced for others accounted for 66% of the Company's portfolio of receivables managed. Total finance receivables managed at September 30, 1995 and 1994 and at December 31 of each of the five most recent years were as follows:

                             September 30,                        December 31,
                          --------------------  -----------------------------------------------
                            1995       1994       1994      1993      1992      1991      1990
                            ----       ----       ----      ----      ----      ----      ----
                              (unaudited)                   (in millions of dollars)
Automotive financing      $33,802    $27,113    $29,962   $25,011   $22,481   $24,220   $25,117
Nonautomotive financing     2,436      2,857      2,775     3,251     7,657     9,486    10,709
                          -------    -------    -------   -------   -------   -------   -------
Total                     $36,238    $29,737    $32,737   $28,262   $30,138   $33,706   $35,826
                          =======    =======    =======   =======   =======   =======   =======


      Automotive Financing. The Company conducts its automotive finance business principally through its subsidiaries Chrysler Credit Corporation, Chrysler Credit Canada Ltd., and, in Mexico, Chrysler Comercial S.A. de
C.V. (collectively, "Chrysler Credit"). Chrysler Credit is the major source of car and truck wholesale financing (also referred to as "floor plan") and retail financing for Chrysler vehicles throughout North America. Chrysler Credit also offers its floor plan dealers working capital loans, real estate and equipment financing and financing plans for fleet buyers, including daily rental car companies independent of, and affiliated with, Chrysler. The automotive financing operations of Chrysler Credit and such other subsidiaries are conducted through 94 branches in the United States, Canada and Mexico.


      During the first nine months of 1995, the Company financed or leased approximately 831,000 vehicles at retail, including approximately 483,000 new Chrysler cars and trucks representing 29 percent of Chrysler's U.S. retail and fleet deliveries. The Company also financed at wholesale approximately 1,193,000 new Chrysler cars and trucks representing 75 percent of Chrysler's U.S. factory shipments in the first nine months of 1995. During 1994, the Company financed or leased approximately 830,000 vehicles at retail, including approximately 525,000 new Chrysler cars and trucks representing 24 percent of Chrysler's U.S. retail and fleet deliveries. The Company also financed at wholesale approximately 1,647,000 new Chrysler cars and trucks representing 73 percent of Chrysler's U.S. factory shipments in 1994.

      Nonautomotive Financing. Chrysler Capital Corporation, a wholly-owned subsidiary of the Company ("Chrysler Capital"), manages commercial leases and loans in over 15 industries throughout the United States. At September 30, 1995, Chrysler Capital managed $2.1 billion of commercial finance receivables compared to $2.3 billion at December 31, 1994 and $2.7 billion at December 31, 1993. In addition, the Company managed a portfolio of secured small business loans totaling $.5 billion at December 31, 1994. The Company has downsized its nonautomotive operations through sales and liquidations over the last several years.


Risk Factors

      Prior to deciding to invest in the Debt Securities, potential purchasers should carefully consider the following factors, together with the information herein contained and incorporated herein by reference.

      Liquidity and Capital Resources. The Company has significant liquidity requirements. If cash provided by operations, borrowings under bank credit lines, continued receivable sales and the placement of term debt does not provide the necessary liquidity, the Company would be required to restrict its financing of Chrysler products and dealers. A significant reduction in such financing support would have a material adverse effect on the Company and Chrysler. Additionally, an impairment of the Company's ability to sell or securitize its receivables, a reduction in Chrysler's automotive product sales, and a variety of other factors could affect the Company's ability to repay its debt at maturity. See, "Chrysler Financial Corporation Selected Consolidated Financial Data -- Liquidity and Capital Resources."

      Relationship with Chrysler. Due to the significant portion of the Company's business that relates to Chrysler and the Company's increasing dependence upon Chrysler, lower levels of production and sales of Chrysler automotive products would likely result in a reduction in the level of finance operations of the Company. The Company's results of operations during the next several years will depend significantly upon the success of Chrysler's new products. The success of Chrysler's new products will depend upon a number of factors, including the economy, competition, consumer acceptance, Chrysler's ability to fund its new product development and facility modernization programs, the effect of governmental regulation and the strength of Chrysler's marketing and dealer networks. See "Information Concerning Chrysler Corporation."

                         CHRYSLER FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data of the Company for each of the last five years ended December 31, 1994 have been derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1994 and 1993 and for each of the last three years ended December 31, 1994 and the report of Deloitte & Touche LLP thereon are incorporated herein by reference. The selected historical financial data presented below as of and for the nine-month periods ended September 30, 1995 and 1994 are derived from the unaudited consolidated financial statements of the Company and its subsidiaries incorporated herein by reference and reflects all adjustments, consisting of only normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results for such periods. Results for the nine-month period ended September 30, 1995 are not necessarily indicative of results to be expected for the entire year. The following selected consolidated financial data should be read in conjunction with such consolidated financial statements, related notes and other financial information incorporated herein by reference.

                                                        Nine Months Ended
                                                          September 30,                 Year Ended December 31,
                                                        ------------------  -----------------------------------------------
                                                          1995      1994      1994      1993      1992      1991      1990
                                                          ----      ----      ----      ----      ----      ----      ----
                                                           (unaudited)                   (dollars in millions)
Earnings Statement Data:(1)
Total interest income                                   $ 1,182   $   990   $ 1,357   $ 1,418   $ 1,939   $ 2,598   $ 3,293
Interest expense                                            681       556       754       791     1,022     1,446     2,051
Interest margin                                             501       434       603       627       917     1,152     1,242
Other revenues                                              592       465       627       621       636       623       481
Operating expenses                                          288       338       497       463       595       614       566
Provision for credit losses                                 256       162       203       216       309       421       339
Earnings before income taxes and cumulative effect of
  changes in accounting principles                          374       226       315       267       295       402       476
Net earnings(2)                                             242       141       195       129       231       276       313
                                                           September 30,                       December 31,
                                                        -----------------   -----------------------------------------------
                                                          1995      1994      1994      1993      1992      1991      1990
                                                          ----      ----      ----      ----      ----      ----      ----
                                                            (unaudited)                   (dollars in millions)
Balance Sheet Data:(1)
Finance receivables -- net                              $11,968   $10,894   $12,423   $ 9,626   $10,200   $15,579   $20,927
Retained interests in sold receivables and other
  related amounts -- net                                  2,657     2,691     2,251     2,620     2,759     2,885     1,272
Cash and cash equivalents                                   427       170       174       265       433       522       266
Marketable securities                                       780       337       583       348       333       298       310
Assets held for sale                                         --        --        --        --     2,393        --        --
Amounts due from affiliated companies                        --        --        66        --        --        67        --
Repossessed collateral                                      166       240       162       269       192       182        93
Dealership properties leased -- net                         381       409       407       423       454       469       464
Equipment and vehicles leased -- net                        424       215       234       176       333       836       883
Other assets                                                302       405       348       524       451       442       487
    Total assets                                        $17,105   $15,361   $16,648   $14,251   $17,548   $21,280   $24,702
Short-term notes (primarily commercial paper)           $ 2,676   $ 3,114   $ 4,315   $ 2,772   $   352   $   339   $ 1,114
Bank borrowings                                              --        --        --        --     5,924     6,633     6,241
Senior term debt                                          8,337     5,768     6,069     5,139     4,436     6,742     9,233
Subordinated term debt                                       27        27        27        77       585       949     1,686
Other debt                                                   93       569       260       447       455       518       431
Accounts payable, accrued expenses and other              1,097     1,048     1,155     1,147     1,270     1,777     1,712
Amounts due to affiliated companies                          97        15        --        24        35        --       224
Deferred income taxes                                     1,475     1,572     1,549     1,514     1,493     1,480     1,272
    Total liabilities                                    13,802    12,113    13,375    11,120    14,550    18,438    21,913
Shareholder's investment:
  Preferred                                                  --        --        --        --        --        75       285
  Common(3)                                               3,303     3,248     3,273     3,131     2,998     2,767     2,504
    Total shareholder's investment                        3,303     3,248     3,273     3,131     2,998     2,842     2,789
    Total liabilities and shareholder's investment      $17,105   $15,361   $16,648   $14,251   $17,548   $21,280   $24,702

----------------
(1) Prior periods reclassified to conform to current classifications.

(2) Net earnings for 1993 included a $30 million after-tax charge from the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits," while 1992 net earnings included a $51 million favorable after-tax adjustment from the adoption of SFAS No. 109, "Accounting for Income Taxes" and an after-tax one-time $24 million charge for the write-off of goodwill.

(3) The Company declared cash dividends totaling $229 million in respect of its common stock for the nine months ended September 30, 1995, $40 million during 1994 and $16 million for the nine months ended September 30, 1994. The Company declared no cash dividends in respect of its common stock during 1993, 1992 or 1991 and in 1990 declared cash dividends of $150 million.

Financial Condition


      The Company's primary objective is to provide financing support for automotive dealers and retail customers of Chrysler's products. The Company's receivables managed and total assets at September 30, 1995 increased from year-end 1994 levels reflecting growth in automotive volume. Total assets increased during 1994 for the first time since 1989 due to higher volumes of automotive receivables acquired and lower levels of automotive retail receivable sales. The Company paid $229 million and $16 million in dividends to Chrysler in the first nine months of 1995 and 1994, respectively, and $40 million during 1994.

      The Company's portfolio of receivables managed, which includes receivables owned and receivables serviced for others, totaled $36.2 billion at September 30, 1995 compared to $32.7 billion at December 31, 1994 and $30.0 billion at September 30, 1994. The increase in receivables managed reflects higher volumes of automotive receivables acquired, partially offset by continued liquidations of nonautomotive finance receivables.

      Receivables serviced for others primarily represent sold receivables which the Company services for a fee. Receivables serviced for others totaled $24.0 billion at September 30, 1995 compared to $20.1 billion at December 31, 1994 and $20.9 billion at September 30, 1994.

      The Company's total allowance for credit losses, including receivables sold subject to limited recourse provisions, totaled $595 million, $510 million and $525 million at September 30, 1995, December 31, 1994, and September 30, 1994, respectively. The total allowance for credit losses as a percentage of related finance receivables managed was 1.85%, 1.66% and 1.85% at September 30, 1995, December 31, 1994, and September 30, 1994, respectively.

      Total assets at September 30, 1995 increased to $17.1 billion from $16.6 billion at December 31, 1994 and $15.4 billion at September 30, 1994. Total debt outstanding at September 30, 1995 was $11.1 billion compared to $10.7 billion at December 31, 1994 and $9.5 billion at September 30, 1994. The Company's debt-to-equity ratio increased to 3.4 to 1 at September 30, 1995 compared to 3.3 t o 1 at December 31, 1994 and 2.9 to 1 at September 30, 1994, reflecting increased use of term debt and commercial paper to fund the Company's asset growth.


Results of Operations


      The Company's earnings before taxes were $138 million and $374 million for the three and nine months ended September 30, 1995, respectively, which compares to $82 million and $226 million for the comparable periods of 1994. The Company's net earnings were $87 million and $242 million for the three and nine months ended September 30, 1995, respectively, compared to $50 million and $141 million in the comparable periods of 1994. The increase in earnings for the three months ended September 30, 1995 reflects higher levels of automotive financing and lower operating expenses. The increase in earnings for the nine months ended September 30, 1995 reflects higher levels of automotive financing, lower bank costs and lower operating expenses.

      Earnings before income taxes and cumulative effect of changes in accounting principles for 1994 totaled $315 million, which compared to $267 million and $295 million in 1993 and 1992, respectively. The increase in 1994 earnings before income taxes and cumulative effect of changes in accounting principles resulted from higher volumes of automotive financing, improved credit loss experience and lower costs of bank facilities. The decline in 1993 earnings before income taxes and cumulative effect of changes in accounting principles from 1992 resulted largely from higher borrowing costs incurred under the Company's revolving credit agreements.

      The Company's net earnings were $195 million, $129 million and $231 million in 1994, 1993 and 1992, respectively. Net earnings for 1993 included charges totaling $30 million from the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Net earnings for 1992 included a $51 million favorable adjustment from the adoption of SFAS No. 109, "Accounting for Income Taxes."

      Net credit loss experience, including net losses on receivables sold subject to limited recourse provisions, for the first nine months of 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 was as follows:

                                      Net Credit Losses
                          ----------------------------------------
                           September 30,         December 31,
                          --------------  ------------------------
                           1995    1994    1994     1993     1992
                           ----    ----    ----     ----     ----
                           (unaudited)    (in millions of dollars)
Automotive financing       $134    $ 76    $117     $109     $163
Nonautomotive financing      23      30      41       88      147
    Total                  $157    $106    $158     $197     $310

                             Net Credit Losses to Average
                             Gross Receivables Outstanding
                          -----------------------------------
                           September 30,      December 31,
                          -------------- --------------------
                           1995    1994   1994   1993   1992
                           ----    ----   ----   ----   ----
                           (unaudited)
Automotive financing       .55%     .37%   .42%   .44%   .68%
Nonautomotive financing    .92%    1.01%  1.05%  1.73%  1.50%
    Total                  .59%     .45%   .50%   .66%   .92%

      The recent increase in net credit losses to average receivables outstanding is primarily related to retail automotive financing.

      The Company's Mexican subsidiary, Chrysler Comercial S.A. de C.V. ("Chrysler Comercial") had total assets of $216 million and $626 million at September 30, 1995 and 1994, respectively. The decline in Chrysler Comercial's assets reflects the devaluation of the peso in 1994 and its negative impact on Chrysler Comercial's retail and wholesale lending activities. The Company believes its reserves for Mexican credit losses and a parent company support agreement entered into with Chrysler during September, 1995, are adequate to cover expected losses.


Liquidity and Capital Resources


      Term debt borrowings, commercial paper borrowings and receivable sales represent the Company's primary funding sources. The Company raised $3.1 billion from term debt placements during the first nine months of 1995, as compared to $1.0 billion in the first nine months of 1994.


      During the second quarter of 1995, the Company entered into new revolving credit facilities which replaced its existing U.S. and Canadian revolving credit and receivable sale facilities. The new facilities which total $8.0 billion consist of a $2.4 billion facility expiring in May, 1996 and a $5.6 billion facility expiring in May, 2000. These facilities include $0.8 billion allocated to Chrysler Credit Canada Ltd. As of September 30, 1995, no amounts were outstanding under these facilities.


      Receivable sales continued to be a significant source of funding during the first nine months of 1995 as the Company realized $4.7 billion of net proceeds from the sale of automotive retail receivables, compared to $5.2 billion of net proceeds in the same period of 1994. During 1994, the Company realized $6.4 billion of net proceeds from the sale of automotive retail receivables. In addition, revolving wholesale receivable sale arrangements provided funding which aggregated $6.6 billion, $3.8 billion and $3.6 billion at September 30, 1995, December 31, 1994 and September 30, 1994, respectively.


      At September 30, 1995, the Company had contractual debt maturities of $3.1 billion during the remainder of 1995 (including $2.7 billion of short-term notes), $1.6 billion in 1996 and $2.3 billion in 1997.


      For additional information regarding the results of operations and financial condition of the Company, see the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, which are incorporated by reference into this Prospectus.

New Accounting Standard

      In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and long-lived assets and certain identifiable intangibles to be disposed. The statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the statement requires that certain long-lived assets and intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company has not determined the impact that the adoption of this accounting standard will have on its consolidated operating results or financial position. The Company will adopt this accounting standard on or before January 1, 1996, as required.

                  INFORMATION CONCERNING CHRYSLER CORPORATION

      The Company's results of operations depend significantly upon the results of operations of Chrysler. Chrysler is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission referred to above under "Available Information."


      The results of operations and balance sheet data set forth below for Chrysler reflect the full consolidation of the accounts of all significant majority-owned subsidiaries and entities over which Chrysler has a controlling financial interest, and, for each of the last three years ended December 31, 1994, have been derived from the audited consolidated financial statements of Chrysler, and, as of and for the nine-month periods ended September 30, 1995 and 1994, have been derived from the unaudited consolidated financial statements of Chrysler.

                                                           Nine Months
                                                              Ended
                                                          September 30,       Year Ended December 31,
                                                       ------------------  ----------------------------
                                                          1995      1994      1994      1993      1992
                                                          ----      ----      ----      ----      ----
Results of Operations Data                                 (unaudited)        (in millions of dollars)
Sales of manufactured products                          $35,666   $35,858   $49,363   $40,831   $33,548
Finance and insurance income                              1,146     1,002     1,373     1,429     1,953
Other income                                              1,326     1,110     1,488     1,340     1,396
Total Revenues                                           38,138    37,970    52,224    43,600    36,897
Total Expenses                                           36,348    33,771    46,394    39,762    35,963
Earnings Before Income Taxes and Cumulative Effect of
  Changes in Accounting Principles                        1,790     4,199     5,830     3,838       934
Provision for income taxes                                  709     1,654     2,117     1,423       429
Earnings Before Cumulative Effect of Changes in
  Accounting Principles                                   1,081     2,545     3,713     2,415       505
Cumulative effect of changes in accounting principles        --        --        --    (4,966)      218
Net Earnings (Loss)                                     $ 1,081   $ 2,545   $ 3,713   $(2,551)  $   723
Preferred stock dividends                                    19        60        80        80        69
Net Earnings (Loss) on Common Stock                     $ 1,062   $ 2,485   $ 3,633   $(2,631)  $   654

                                                          September 30,             December 31,
                                                       ------------------  ----------------------------
                                                          1995      1994      1994      1993      1992
                                                          ----      ----      ----      ----      ----
Balance Sheet Data                                         (unaudited)        (in millions of dollars)
Cash, cash equivalents and marketable securities        $ 7,611   $ 7,137   $ 8,371   $ 5,095   $ 3,649
Total assets                                             50,789    46,506    49,539    43,679    40,690
Total debt                                               13,106    11,919    13,106    11,451    15,551
Shareholders' equity                                     10,526     9,044    10,694     6,836     7,538


Results of Operations


      Chrysler reported earnings before income taxes of $582 million for the third quarter of 1995, compared with $1,063 million for the third quarter of 1994. For the first nine months of 1995, Chrysler reported earnings before income taxes of $1,790 million, compared with $4,199 million for the first nine months of 1994. Net earnings for the third quarter of 1995 were $354 million, or $0.91 per common share, compared with $651 million, or $1.76 per common share, for the third quarter of 1994. Net earnings for the nine months ended September 30, 1995 were $1,081 million, or $2.82 per common share, compared with $2,545 million, or $6.92 per common share, for the comparable 1994 period.

      The lower operating results in the third quarter of 1995 compared with the corresponding period in 1994 resulted primarily from lower minivan production volume, costs associated with the launch of Chrysler's all-new minivans and the launch of Chrysler's full-size Dodge Ram pickup truck at an additional facility, a lower mix of higher-margin vehicles, higher incentives and lower factory unit sales in Mexico.

      The lower operating results in the first nine months of 1995 compared with the corresponding period in 1994 resulted primarily from lower minivan production volume and costs associated with the model changeover and launch of Chrysler's all-new minivans, higher incentives and material costs, a provision for costs associated with production changes at Chrysler's Newark assembly plant, a lower mix of higher-margin vehicles, and lower factory unit sales in Mexico.


      Chrysler reported earnings before income taxes and the cumulative effect of changes in accounting principles of $5.8 billion in 1994, compared with $3.8 billion in 1993. The earnings in 1993 included a gain on sales of automotive assets and investments totaling $265 million. Excluding the effects of these items, Chrysler's pretax earnings for 1993 were $3.6 billion.

      Chrysler reported net earnings for 1994 of $3.7 billion, or $10.11 per common share, compared to a net loss for 1993 of $2.6 billion, or $7.62 per common share. Net earnings for 1994 included favorable tax adjustments aggregating $132 million. The net loss for 1993 resulted from a charge of $4.68 billion, or $13.57 per common share, for the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Also included in the 1993 results was a charge of $283 million, or $0.82 per common share, for the cumulative effect of a change in accounting principle relating to the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits" and a $72 million favorable adjustment of Chrysler's deferred tax assets and liabilities as a result of the increased U.S. federal income tax rate.

      The improvement in earnings in 1994 over 1993 was primarily the result of an increase in sales volume, a reduction in lower-margin fleet sales in proportion to total retail sales and reduced sales incentives, partially offset by increased profit-based employee costs. During 1994, Chrysler's worldwide factory sales of cars increased 2 percent to 1,051,750 units, while worldwide factory sales of trucks increased 18 percent to 1,710,353 units. Combined U.S. and Canadian dealers' days supply of vehicles increased to 69 days at December 31, 1994 from 63 days at December 31, 1993.

      During 1994 and 1993, Chrysler continued to take various actions to strengthen its financial condition, improve liquidity and add to its equity base in order to ensure its ability to carry out its capital spending plans. During 1994 and 1993, Chrysler contributed a total of $6.1 billion to its pension fund. At December 31, 1994, Chrysler had plan assets in excess of its projected pension benefit obligation ("PBO") of $244 million, compared to a PBO in excess of plan assets of $3.9 billion at December 31, 1992. During 1993, Chrysler issued 52 million shares of common stock for net proceeds of $1.95 billion. During 1994 and 1993, Chrysler sold assets and investments for proceeds totaling approximately $786 million.

      Chrysler's revenues and results of operations are principally derived from the U.S. and Canada automotive marketplace. During 1994, combined U.S. and Canada automobile industry sales increased 8 percent from the 1993 levels, as the economic recoveries in the U.S. and Canada continued. Overall, Chrysler experienced sales growth consistent with the U.S. and Canada automobile industry. In response to the economic recovery, Chrysler intends to increase its worldwide production capacity by approximately 500,000 units per year by 1996.

      Chrysler vehicles manufactured and sold in Mexico during the third quarter and first nine months of 1995 were 5,000 and 15,100 units, respectively, a decrease of 15,700 and 48,100 units from the corresponding 1994 periods. The impact of the lower sales in Mexico during the third quarter and first nine months of 1995 was partially offset by higher profits on vehicles manufactured in Mexico and exported to other markets. The unfavorable economic conditions in Mexico are expected to continue to have a negative impact on Chrysler's operating results and financial position.

      Chrysler has benefitted from several factors, including: (1) continuing economic recoveries (including low interest rates) and strong automobile sales in the U.S. and Canada, where Chrysler's sales are concentrated, (2) a cost advantage in comparison to vehicles manufactured in Japan (or vehicles containing significant material components manufactured in Japan) as a result of favorable exchange rates between the Japanese Yen and the U.S. Dollar, and (3) a shift in U.S. and Canada consumer preferences toward trucks, as Chrysler manufactures a higher proportion of trucks to total vehicles than its principal competitors in the U.S. and Canada. A significant deterioration of any of these factors could adversely affect Chrysler's operating results.

      Chrysler's automotive operations, including product design and development efforts, manufacturing operations and sales, are conducted mainly in North America. The automotive industry in North America is highly competitive with respect to a number of factors, including product quality, price, appearance, size, special options, distribution organization, warranties, reliability, fuel economy, dealer service and financing terms. As a result, Chrysler's ability to increase vehicle prices and to use retail sales incentives effectively are significantly affected by the pricing actions and sales programs of its principal competitors. Moreover, the introduction of new products by other manufacturers may adversely affect the market shares of competing products made by Chrysler. Also, many of Chrysler's competitors have larger worldwide sales volumes and greater financial resources, which may place Chrysler at a competitive disadvantage in responding to substantial changes in consumer preferences, governmental regulations, or adverse economic conditions in North America.

      Chrysler's long-term profitability depends upon its ability to introduce and market its new products effectively. The success of Chrysler's new products will depend on a number of factors, including the economy, competition, consumer acceptance, new product development, the effect of governmental regulation and the strength of Chrysler's marketing and dealer networks. As both Chrysler and its competitors plan to introduce new products, Chrysler cannot predict the market shares its new products will achieve. Moreover, Chrysler is substantially committed to its product plans and would be adversely affected by events requiring a major shift in product development.

Liquidity and Capital Resources

      Chrysler's combined cash, cash equivalents, and marketable securities totaled $7.6 billion at September 30, 1995 (including $1.2 billion held by the Company), compared with $8.4 billion at December 31, 1994. The decrease in the first nine months of 1995 was the result of capital expenditures, profit-based employee payments, common stock repurchases and dividend payments, largely offset by cash generated by operating activities. Chrysler's combined cash, cash equivalents and marketable securities totaled $8.4 billion at December 31, 1994 (including $757 million held by the Company), compared to $5.1 billion and $3.6 billion at December 31, 1993 and 1992, respectively. The increase in 1994 was the result of cash generated by operating activities, partially offset by capital expenditures and pension contributions. The increase in 1993 was the result of cash generated by operating activities, the issuance of 52 million shares of new common stock and the sale of assets and investments, partially offset by debt repayments, pension contributions and capital expenditures.

      Chrysler's long-term profitability will depend on its ability to develop and market its products successfully. Chrysler's expenditures for new product development and the acquisition of productive assets were $13.7 billion for the three-year period ended December 31, 1994. Expenditures for these items during the succeeding three-year period are expected to be at similar or higher levels. At December 31, 1994, Chrysler had commitments for capital expenditures, including commitments for assets currently under construction, totaling approximately $1.0 billion.


      Chrysler's pension assets exceeded its PBO by $244 million at December 31, 1994, compared to a PBO in excess of plan assets of $2.2 billion and $3.9 billion at December 31, 1993 and 1992, respectively. These reductions in the unfunded pension obligation resulted from Chrysler's contributions of $2.6 billion and $3.5 billion to the pension fund in 1994 and 1993, respectively. In addition to the contributions in 1994, the projected pension benefit obligation was reduced by an increase in the discount rate used to measure the obligation. The favorable impact of the 1993 contributions was partially offset by increases in the PBO caused by the reduction in the discount rate used to measure the obligation and pension benefit increases which were included in Chrysler's 1993 national labor agreements with its principal collective bargaining units.

      At September 30, 1995, Chrysler (excluding the Company) had debt maturities totaling $229 million through 1997. During the first nine months of 1995, Chrysler redeemed $300 million of its 13% Debentures Due 1997 and repaid $180 million of other debt. At September 30, 1995, Chrysler had a $1.7 billion revolving credit agreement which expires in July 1999. At September 30, 1995, none of the commitment was drawn upon.

Financing by the Company

      Chrysler's ability to market its products successfully depends significantly on the availability of vehicle financing for its dealers and, to a lesser extent, the availability of financing for retail and fleet purchasers of its products, both of which the Company provides. The Company provided inventory financing for approximately 73 percent of the vehicles Chrysler sold to dealers in the United States in 1994. The Company also provided financing for approximately 24 percent of Chrysler's U.S. retail and fleet deliveries in 1994.


                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges of the Company Consolidated and Chrysler Consolidated for the first nine months of 1995 and for each of the last five years were as follows:

                            Nine Months              Years Ended December 31,
                               Ended          -------------------------------------
                        September 30, 1995    1994    1993    1992    1991    1990
                        ------------------    ----    ----    ----    ----    ----
The Company Consolidated       1.54X          1.41X   1.33X   1.28X   1.27X   1.23X
Chrysler Consolidated          2.69X          5.52X   3.62X   1.48X   0.59X   1.03X

      The Company Consolidated. The ratios of earnings to fixed charges have been computed by dividing earnings before taxes on income and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).

      Chrysler Consolidated. For purposes of computing the ratios of earnings to fixed charges, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than 50% owned affiliates. Fixed charges consist of interest expense, credit line commitment fees and the interest portion of rent expense. In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.

                                USE OF PROCEEDS

      Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities and Warrants and the exercise of Warrants will be added to its general corporate funds and may be used to repay long-term or short-term borrowings and for other general corporate purposes. If the Company elects at the time of the issuance of Debt Securities or Warrants to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

      The Debt Securities are to be issued under an Indenture dated as of February 15, 1988, as amended (the "Indenture"), between the Company and Manufacturers Hanover Trust Company, which has been succeeded by United States Trust Company of New York as successor Trustee (the "Trustee"). The Indenture is incorporated by reference as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Numerical references in parentheses below are to sections of the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

      Debt Securities and Warrants offered by this Prospectus will be limited to an aggregate initial public offering price of approximately $8,128,200,850 or the equivalent thereof in one or more foreign currencies or composite currencies. The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301)

      The Securities will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company.

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the designation, aggregate principal amount, currency or currencies and denominations of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature; (iv) the currency or currencies in which such Debt Securities are being sold and in which the principal of and any interest on such Debt Securities will be payable, whether the holder of any such Debt Securities may elect the currency in which payments thereon are to be made and, if so, the manner of such election; (v) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest; (vi) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (vii) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment; (viii) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (ix) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (x) any special provisions for the payment of additional amounts with respect to such Debt Securities; (xi) if a temporary Global Security is to be issued with respect to such series, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the account of the persons entitled thereto on such interest payment date; (xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any additional restrictive covenants included for the benefit of holders of such Debt Securities; (xiv) additional Events of Default provided with respect to such Debt Securities; and
(xv) the terms of any Warrants offered together with such Debt Securities.

      The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in the denomination of $5,000. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below. One or more Global Securities may be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

      At the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or Bearer Securities of the same series (with the same interest rate and maturity date), but no Bearer Security will be delivered in or to the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

      Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. (Section 305) Bearer Securities will be transferable by delivery.

      Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

Global Securities

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303 and 305)

      The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

      If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of such series in definitive form in exchange for all of the Global Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt
Securities of such series in definitive form in exchange for all of the Global Securities representing such Debt Securities. Further, if the
Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305) See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

Payment and Paying Agents

      Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made by a check in the designated currency. No payment with respect to any Bearer Securities will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest on Bearer Securities will be made in U.S. dollars at the Corporate Trust Office of the Trustee in The City of New York if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

      Payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Paying Agent in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Paying Agent in The City of New York, or by a check in the designated currency mailed to each Holder at such Holder's registered address. (Sections 307 and 1001)

      The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and at least one paying agent in a city in Europe so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

      All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable may be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)

Covenants

      The Indenture imposes the following restrictive covenants on the Company.

      Limitation on Liens. The Company will not subject its assets or assets of a Restricted Subsidiary to liens without securing the Debt Securities equally and ratably with other indebtedness for borrowed money so secured except for (1) liens securing exports to or marketing of goods in foreign countries other than Canada, (2) liens on receivables payable in foreign currencies to secure borrowings in foreign countries other than Canada, (3) deposits in connection with public obligations or legal proceedings, (4) liens securing intercompany indebtedness, (5) purchase money mortgages on fixed assets hereafter acquired by the Company or any of its Restricted Subsidiaries for use in the Finance Business or the Finance-Related Insurance Business, liens on such property at the time of its acquisition or liens on fixed assets used in the Finance Business or the Finance-Related Insurance Business existing when a company becomes a Subsidiary, and (6) renewals of the foregoing. (Section 1004) The term "Restricted Subsidiary" means any Subsidiary of the Company engaged in the Finance Business or in the Finance-Related Insurance Business other than Subsidiaries that are organized or conduct a major portion of their business outside the United States, Puerto Rico or Canada. The term "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company. (Section 101)

      Limitation on Dividends. Cash dividends on or acquisitions for value of capital stock of the Company subsequent to December 31, 1984 are limited to the sum of (i) consolidated net income of the Company and its consolidated Subsidiaries calculated in accordance with generally accepted accounting principles and (ii) net proceeds from cash sales of or cash contributions to capital stock, subsequent to December 31, 1984. Substantially concurrent acquisitions of capital stock out of the net proceeds of sales of capital stock are excluded. (Section 1005)

      Restricted Subsidiary Stock and Debt. The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of any shares of stock or indebtedness for borrowed money of any Restricted Subsidiary except to the Company or to a Restricted Subsidiary unless simultaneously therewith all shares of stock and such indebtedness of such Restricted Subsidiary at the time owned by the Company and all Subsidiaries are sold or transferred. The Company will not permit any Restricted Subsidiary to issue, sell or dispose of, except to the Company or to a Restricted Subsidiary, (i) any preferred stock, except to any holders of the stock of such Restricted Subsidiary in the exercise of a pre-emptive right to subscribe to such preferred stock, or (ii) any other class of stock except on the condition that the proportionate amount of shares of stock of such class and of the total number of shares of stock of such Restricted Subsidiary held by persons other than the Company and its Restricted Subsidiaries shall not be increased and except for directors' qualifying shares. (Sections 1007 and 1008)

Modification of the Indentures

      The Indenture permits the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the holders of such Debt Securities and any related coupons, provided that no such modification shall, without the consent of the holder of each Debt Security affected thereby, (i) change the maturity of any Debt Security or coupon, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or change any Place of Payment or change the coin or currency in which a Debt Security or coupon is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification. (Section 902)

      The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable in whole or in part as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, or upon the request of the Company or the Holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture. (Section 1402) The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66-2/3% in principal amount of the outstanding Debt Securities of a series, the persons holding or representing 66-2/3% in principal amount of the outstanding Debt Securities of such series will constitute a quorum. (Section 1404) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any consent or waiver that may be given by the Holders of not less than 66-2/3% in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66-2/3% in principal amount of the outstanding Debt Securities of that series; and provided further that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series.

      Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons.

Events of Default

      The Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities thereunder: (i) default in payment of principal of or premium, if any, on any Debt Security of such series when due; (ii) default for 30 days in payment of interest on any Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any Debt Security of such series when due; (iv) default in performance of any other covenant in such Indenture, continued for 30 days after written notice thereof by the Trustee thereunder or the holders of 25% in principal amount of the Debt Securities of such series at the time outstanding;
(v) default resulting in acceleration of maturity of any other indebtedness of the Company or any Restricted Subsidiary provided that such acceleration has not been rescinded or annulled within 10 days of written notice; and (vi) certain events of bankruptcy, insolvency or reorganization. (Section 501) The Company is required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 1010)

      The Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all such Debt Securities (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (Section 502) In certain cases, the holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all such Debt Securities and any related coupons waive any past default or event of default except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series and any related coupons. (Sections 502 and 513)

      The Indenture contains a provision entitling the Trustee, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified by the holders of the Debt Securities of any series or any related coupons before proceeding to exercise any right or power under the

Indenture with respect to such series at the request of such holders. (Section
603) The Indenture provides that no holder of any Debt Securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after it is given notice of default, a request to enforce the Indenture by the holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to such Trustee. (Section 507) This provision will not prevent any holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to holders not joining therein. (Section 512)

      The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the holders of the Debt Securities of such series notice of such default if not cured or waived; but, except in the case of a default in the payment of principal of (or premium, if any), or interest on, any Debt Securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the holders of such Debt Securities. (Section 602)

Defeasance

      The Company may terminate certain of its obligations under the Indenture with respect to Debt Securities of any series, including its obligations to comply with the covenants described under the heading "Restrictive Covenants" above, with respect to the Debt Securities of such series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of and interest on the Debt Securities of such series to maturity. Such deposit and termination is conditioned upon the Company's delivery of (a) an opinion of nationally recognized independent counsel that the holders of the Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination, (b) an officer's certificate and (c) if the Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of this option. Such termination will not relieve the Company of its obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof. (Section 1301)

Concerning the Trustee

      The Trustee is also trustee under indentures dated as of June 15, 1984 and September 15, 1986 between it and the Company.

                            DESCRIPTION OF WARRANTS

      The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

      Warrants may be offered independently or together with any series of Debt Securities offered by a Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Warrants will be issued under a separate warrant agreement ("Warrant Agreement") to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to such series of Warrants.
The Warrant Agent will act solely as the agent of the Company in connection with the certificates for the Warrants (the "Warrant Certificates") of such series and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates, are filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates. Numerical references in parentheses below are to sections of the Warrant Agreements. Wherever particular sections or defined terms of the Warrant Agreement are referred to, it is intended that such sections or defined items shall be incorporated herein by reference.

General

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of such Warrants, including, where applicable: (i) the offering price; (ii) the currency or currencies in which such Warrants are being offered; (iii) the designation, aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Warrants; (iv) the designation and terms of the series of Debt Securities with which such Warrants are being offered and the number of such Warrants being offered with each such Debt Security; (v) the date on and after which such Warrants and the related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Warrant and the price at which and currency or currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether such Warrants are to be issuable as Bearer Warrants and the terms upon which any Bearer Warrants of such series may be exchanged for Registered Warrants of such series; (ix) federal income tax consequences; and (x) any other terms of such Warrants.

      Warrant Certificates of each series will be issuable as Registered Warrants and may be issuable as Bearer Warrants. At the option of the holder upon request confirmed in writing, and subject to the terms of the relevant Warrant Agreement, Bearer Warrants of any series will be exchangeable into Registered Warrants or Bearer Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange, and Registered Warrants of any series will be exchangeable into Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates may be presented for exchange, and Registered Warrants may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) without service charge and upon payment of any taxes and other governmental charges as described in the relevant Warrant Agreement. Such transfer or exchange will be effected when the Warrant Agent for such series of Warrants is satisfied with the documents of title and identity of the person making the request. Bearer Warrants will be transferable by delivery. (Section 4.01) Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the series of Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the series of Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the Indenture. (Section 3.01)

Exercise of Warrants

      Each Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Warrant. Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series of Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Warrants) at any time prior to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such series of Warrants. After the close of business on the Expiration Date relating to such series of Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants of such series will become void. (Sections 2.02 and 2.03)

      Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Warrants, of the amount required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant Certificate evidencing such Warrants and, in the case of Bearer Warrants, compliance with the procedures specified in the applicable Prospectus Supplement. Such Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of such Warrant Certificate. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. Registered Securities will be issued and delivered upon exercise of Registered Warrants. At the option of the holder of any Bearer Warrants, Registered Securities or Bearer Securities will be issued and delivered upon exercise of such Bearer Warrants. If fewer than all of the Warrants represented by a Registered Warrant are exercised, a new Registered Warrant will be issued and delivered for the remaining amount of Warrants. If fewer than all the Warrants represented by a Bearer Warrant are exercised, at the option of the holder thereof, a new Registered Warrant or Bearer Warrant will be issued and delivered for the remaining amount of Warrants. (Section 2.03)

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

      In compliance with United Stated federal tax laws and regulations regarding the distribution of debt securities in bearer form, Bearer Securities and Bearer Warrants may not, in connection with their original issuance, be offered, sold, resold or delivered in the United States or to United States persons (as defined below) other than to offices located outside the United States of certain United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Bearer Securities or Bearer Warrants will agree that they will not offer any Bearer Securities or Bearer Warrants for sale or resale in the United States or to United States persons (other than the financial institutions described above) or deliver Bearer Securities or Bearer Warrants within the United States. In addition, any such underwriters, agents and dealers will agree to send confirmations to each purchaser of a Bearer Security or Bearer Warrant confirming that such purchaser represents that it is not a United States person or is a financial institution described above and, if such person is a dealer, that it will send similar confirmations to purchasers from it. Bearer Securities will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

      Generally, for United States federal income tax purposes, any United States person who holds a Bearer Security will not be allowed to deduct any loss sustained on the sale, exchange, redemption or other disposition of such Bearer Security and will be taxed at ordinary income rates on any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange, redemption or disposition.

      As used herein, "United States" mean the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      Pending the availability of a permanent Global Security or definitive Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, with or without interest coupons, each to be deposited with a depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraisons de Valeurs Mobilieres, S.A. ("CEDEL S.A.") for credit to the designated accounts against certifications to the effect described below. Following the availability of a permanent Global Security or definitive forms of Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for a permanent Global Security or for definitive Bearer Securities, respectively, only upon certification that an interest in such permanent Global Security or such definitive Bearer Securities is not being acquired by or on behalf of a United States person or, if a beneficial interest in such a Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution described above; provided, however, that no definitive Bearer Security will be issued if the Company has reason to know that such certificate is false. No definitive Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest in respect of any portion of the temporary Global Security payable in respect of an Interest Payment Date prior to the issuance of a permanent Global Security or definitive Bearer Securities of any series will be paid to each of Euroclear and CEDEL S.A. with respect to the portion of the temporary Global Security held for its account. Each of Euroclear and CEDEL S.A. will undertake in such circumstances to credit such interest received by it in respect of the temporary Global Security to the respective accounts for which it holds the temporary Global Security only upon receipt in each case of (i) certification that as of the relevant interest payment date the portion of the temporary Global Security on which such interest is to be so credited is not beneficially owned by a United States person or any person who has purchased its interest in the temporary Global Security for resale to any United States person or (ii) if a beneficial interest in the portion of the temporary Global Security on which such interest is to be so credited is beneficially owned by a United States person or any person who has purchased its interest in the temporary Global Security for resale to any United States person, certification that such United States person is a financial institution described above.

      Bearer Warrants will be issued only on receipt of a certification that the Bearer Warrant in question is not being acquired by or on behalf of a United States person or, if a beneficial interest in such Bearer Warrant is being acquired by or on behalf of a United States person, that such United States person is a financial institution described above.

                              PLAN OF DISTRIBUTION

      The Company may offer and sell Debt Securities and Warrants, separately or together, to or through underwriters, acting as principals for their own accounts and/or as agents, and also may offer and sell Debt Securities and Warrants, separately or together, directly to dealers or other purchasers. Any such Debt Securities and Warrants may be offered and sold upon their original issuance or, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase by or on behalf of the Company, whether in accordance with a redemption or repayment pursuant to their terms, in the open market or otherwise. Any underwriter and/or agent will be identified and the terms of its agreement with the Company and its compensation will be described in the Prospectus Supplement. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities or Warrants offered thereby.

      Debt Securities and Warrants, separately or together, also may be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities and Warrants remarketed thereby.

      The distribution of the Debt Securities and Warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of Debt Securities and Warrants, dealers may receive compensation from the Company or from purchasers of Debt Securities or Warrants for whom they may act as agents, in the form of discounts, concessions or commissions. The dealers that participate in the distribution of Debt Securities or Warrants may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Debt Securities or Warrants by them may be deemed to be underwriting discounts and commissions under the Act. Any such compensation will be described in the Prospectus Supplement.

      Under agreements that may be entered into with the Company, underwriters, dealers, agents and remarketing firms may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

      If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities or Warrants from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Debt Securities or Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the series of Debt Securities or Warrants being sold to such institutions are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Warrants not sold for delayed delivery. The dealers and such other persons will not have any responsibility in respect of the validity of performance of such contracts.

      Each underwriter, dealer, agent and remarketing firm participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

      For as long as Part III of The Companies Act 1985 remains in force in relation to the Debt Securities or the Warrants, as the case may be, neither the Debt Securities nor the Warrants may be offered or sold in the United Kingdom, by means of this Prospectus, any Prospectus Supplement or any other document, other than to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent) or in circumstances which do not constitute an offer to the public within the meaning of The Companies Act 1985. All applicable provisions of The Financial Services Act 1986 must be complied with in respect of anything done or to be done in relation to the Debt Securities or the Warrants in, from or otherwise involving the United Kingdom. Furthermore, each underwriter, dealer, agent and remarketing firm participating in the distribution of Debt Securities or Warrants will agree that it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of such Debt Securities or Warrants if that person is of a kind described in Article 9(3) of The Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988. Once the provisions of Part V of The Financial Services Act 1986 come into force in relation to the Debt Securities or the Warrants, no advertisement may be issued in the United Kingdom offering the Debt Securities or the Warrants, as the case may be, in circumstances which would require (for the avoidance of any contravention of those provisions) a prospectus to have been delivered to the Registrar of Companies.

                                 LEGAL MATTERS

      The validity of the Debt Securities and Warrants offered hereby will be passed upon for the Company by Allan L. Ronquillo, Esq., Vice President and General Counsel of the Company, and for any underwriters and agents by Brown & Wood, New York, New York. Mr. Ronquillo will rely as to all matters of New York law on the opinion of Brown & Wood, and Brown & Wood will rely as to all matters of Michigan law on the opinion of Mr. Ronquillo. Mr. Ronquillo holds 787 shares of Chrysler's common stock and options to purchase 18,920 shares of Chrysler's common stock. Brown & Wood may from time to time render legal services to the Company and its affiliates.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedules of the Company as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      With respect to unaudited interim financial information for periods included in the Company's Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and
September 30, 1995 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Act for their reports on unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meanings of Section 7 and 11 of the Securities Act of 1933.

===================================           ===============================

    No person is authorized to
give any information or to make
any representations other than
those contained in this
Prospectus, and if given or made
such information or representation
must not be relied upon as having
been authorized. This Prospectus
does not constitute an offer to
sell or a solicitation of an offer
to buy any securities other than
the securities offered by this
Prospectus or an offer to sell or
a solicitation of an offer to buy             ["Chrysler Financial" logotype
such securities in any                            with "Pentastar" logo]
jurisdiction to any person to whom
it is unlawful to make such offer
or solicitation in such
jurisdiction. Neither the delivery
of this Prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that there has been no
change in the affairs of the
Company or Chrysler Corporation
since the date hereof, or that the
information herein is correct as
of any time since its date.
                                                      ----------------
           ----------------
                                                         PROSPECTUS

          TABLE OF CONTENTS                           ----------------

                               Page
                               ----
             Prospectus
Available Information             2
Incorporation of Certain
  Documents by Reference          2
Chrysler Financial Corporation    3
Selected Consolidated
  Financial Data                  5
Information Concerning
  Chrysler Corporation            9
Ratio of Earnings to Fixed
  Charges                        12
Use of Proceeds                  13
Description of Debt Securities   13
Description of Warrants          19
Limitations on Issuance of
  Bearer Securities and
  Bearer Warrants                21
Plan of Distribution             22
Legal Matters                    24
Experts                          24                            , 1995

===================================           ===============================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

      The Registrant estimates that expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement will be as follows:

Item 14. Other Expenses of Issuance and Distribution.

Registration fee                  $1,600,000
Printing and engraving expenses      150,000
Accounting fees and expenses         250,000
Blue Sky fees and expenses            50,000
Rating agency fees                 1,500,000
Miscellaneous                         50,000
                                  ----------
    Total                         $3,600,000
                                  ==========

Item 15. Indemnification of Directors and Officers.

      Article IX of the Articles of Incorporation and Article V of the Bylaws of the Registrant provide for the indemnification of the officers and directors of the Registrant in the matter authorized by Sections 561-571 of the Michigan Business Corporation Act. Generally, these Articles and Bylaws permit the Registrant to indemnify officers and directors against expenses, judgments and other amounts paid in connection with settlement of actions brought against them by third parties if they acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation. They also permit the Registrant to indemnify officers and directors for certain expenses and amounts paid in settlement in connection with an action brought by or in the right of the corporation provided that the officer or director has not been adjudged to be liable for negligence or misconduct in the performance of his duties to Registrant. Reference is made to Exhibits 3(a) and 3(b) to this Registration Statement for the complete texts of Article IX of the Articles of Incorporation and Article V of the Bylaws. Pursuant to the provisions of the Underwriting Agreement annexed to the Registration Statement as Exhibit 1-A and the Distribution Agreement annexed to the Registration Statement as Exhibit 1-B, certain officers, directors and controlling persons of the Registrant are indemnified by the Underwriters thereunder for certain information provided by the Underwriters expressly for use in the Registration Statement.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 by the Registrant may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and therefore may be unenforceable. If a claim for indemnification against such liabilities (except insofar as it provides for the payment by the Registrant of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted against the Registrant by a director, officer or controlling person in connection with the securities offered hereby and the Securities and Exchange Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

Item 16. Exhibits

      (a)
Exhibit Number
(Referenced to
  Item 601 of
Regulation S-K)                       Description of Exhibit
--------------                        ----------------------

      1-A         *   Copy of Form of Underwriting Agreement. Filed as
                      Exhibit 1-A to Registration No. 33-32484 of Chrysler
                      Financial Corporation, and incorporated herein by
                      reference.
      1-B         *   Copy of Form of Distribution Agreement. Filed as
                      Exhibit 1-B to Registration Statement No. 33-50385,
                      and incorporated herein by reference.
      1-C         *   Copy of Form of Remarketing Agreement. Filed as
                      Exhibit 1-C to Registration Statement No. 33-32484 of
                      Chrysler Financial Corporation, and incorporated
                      herein by reference.
      3-A         *   Copy of Restated Articles of Incorporation of
                      Chrysler Financial Corporation as adopted and filed
                      with the Corporation Division of Michigan Department
                      of Treasury on October 1, 1971. Filed as Exhibit 3-A
                      to Registration Statement No. 2-43097 of Chrysler
                      Financial Corporation, and incorporated herein by
                      reference.
      3-B         *   Copies of amendments to the Restated Articles of
                      Incorporation of Chrysler Financial Corporation filed
                      with the Department of Commerce of the State of
                      Michigan on December 26, 1975, April 23, 1985 and
                      June 21, 1985, respectively. Filed as Exhibit 3-B to
                      the Annual Report of Chrysler Financial Corporation
                      on Form 10-K for the year ended December 31, 1985,
                      and incorporated herein by reference.
      3-C         *   Copies of amendments to the Restated Articles of
                      Incorporation of Chrysler Financial Corporation filed
                      with the Department of Commerce of the State of
                      Michigan on August 12, 1987 and August 14, 1987,
                      respectively. Filed as Exhibit 3 to the Quarterly
                      Report of Chrysler Financial Corporation on Form 10-Q
                      for the quarter ended September 30, 1987, and
                      incorporated herein by reference.
      3-D         *   Copies of amendments to the Restated Articles of
                      Incorporation of Chrysler Financial Corporation filed
                      with the Department of Commerce of the State of
                      Michigan on December 11, 1987 and January 25, 1988,
                      respectively. Filed as Exhibit 3-D to the Annual
                      Report of Chrysler Financial Corporation on Form 10-K
                      for the year ended December 31, 1989, and
                      incorporated herein by reference.
      3-E         *   Copies of amendments to the Restated Articles of
                      Incorporation of Chrysler Financial Corporation filed
                      with the Department of Commerce of the State of
                      Michigan on June 13, 1989, June 23, 1989 (two
                      amendments), September 13, 1989, January 31, 1990 and
                      March 8, 1990, respectively. Filed as Exhibit 3-E to
                      the Annual Report of Chrysler Financial Corporation
                      on Form 10-K for the year ended December 31, 1989,
                      and incorporated herein by reference.
      3-F         *   Copy of amendments to the Restated Articles of
                      Incorporation of Chrysler Financial Corporation filed
                      with the Department of Commerce of the State of
                      Michigan on March 29, 1990 and May 10, 1990. Filed as
                      Exhibit 3-G to the Quarterly Report of Chrysler
                      Financial Corporation on Form 10-Q for the quarter
                      ended March 31, 1990, and incorporated herein by
                      reference.
      3-G         *   Copy of the By-Laws of Chrysler Financial Corporation
                      as amended to August 1, 1990. Filed as Exhibit 3-I to
                      the Quarterly Report of Chrysler Financial
                      Corporation on Form 10-Q for the quarter ended
                      September 30, 1990, and incorporated herein by
                      reference.
      3-H         *   Copy of the By-Laws of Chrysler Financial Corporation
                      as amended to January 1, 1992 and presently in
                      effect. Filed as Exhibit 3H to the Annual Report of
                      Chrysler Financial Corporation on Form 10-K for the
                      year ended December 31, 1991, and incorporated herein
                      by reference.
      4-A         *   Copy of Indenture dated as of February 15, 1988
                      between Chrysler Financial Corporation and
                      Manufacturers Hanover Trust Company, Trustee. Filed
                      as Exhibit 4-A to the Registrant's Registration
                      Statement No. 33-23479 on Form S-3, and incorporated
                      herein by reference.
      4-B         *   Copy of First Supplemental Indenture dated as of
                      March 1, 1988 between Chrysler Financial Corporation
                      and Manufacturers Hanover Trust Company, Trustee.
                      Filed as Exhibit 4-B to the Registrant's Registration
                      Statement No. 33-23479 on Form S-3, and incorporated
                      herein by reference.
      4-C         *   Copy of Second Supplemental Indenture, dated as of
                      September 7, 1990, between Chrysler Financial
                      Corporation and Manufacturers Hanover Trust Company,
                      Trustee. Filed as Exhibit 4-M to the Quarterly Report
                      of Chrysler Financial Corporation on Form 10-Q for
                      the quarter ended September 30, 1990, and
                      incorporated herein by reference.
      4-D         *   Copy of Third Supplemental Indenture, dated as of May
                      4, 1992, between Chrysler Financial Corporation and
                      United States Trust Company of New York, as Successor
                      Trustee. Filed as Exhibit 4-N to the Quarterly Report
                      of Chrysler Financial Corporation on Form 10-Q for
                      the quarter ended June 30, 1992, and incorporated
                      herein by reference.
      4-E         *   Copy of Indenture dated as of February 15, 1988
                      between Chrysler Financial Corporation and IBJ
                      Schroder Bank & Trust Company, Trustee. Filed as
                      Exhibit 4-C to the Registrant's Registration
                      Statement No. 33-23479 on Form S-3, and incorporated
                      herein by reference.
      4-F         *   Copy of First Supplemental Indenture dated as of
                      September 1, 1989 between Chrysler Financial
                      Corporation and IBJ Schroder Bank & Trust Company,
                      Trustee. Filed as Exhibit 4-N to the Current Report
                      of Chrysler Financial Corporation on Form 8-K dated
                      September 1, 1989 and filed on September 13, 1989,
                      and incorporated herein by reference.
      4-G         *   Copy of Indenture dated as of February 15, 1988
                      between Chrysler Financial Corporation and Irving
                      Trust Company, Trustee. Filed as Exhibit 4-D to the
                      Registrant's Registration Statement No. 33-23479 on
                      Form S-3, and incorporated herein by reference.
      4-H         *   Copy of First Supplemental Indenture dated as of
                      September 1, 1989 between Chrysler Financial
                      Corporation and Irving Trust Company, Trustee. Filed
                      as Exhibit 4-O to the Current Report of Chrysler
                      Financial Corporation on Form 8-K dated September 1,
                      1989 and filed on September 13, 1989, and
                      incorporated herein by reference.
      4-I         *   Copy of Indenture dated as of September 15, 1986 (as
                      amended and restated) between Chrysler Financial
                      Corporation and Manufacturers Hanover Trust Company,
                      Trustee. Filed as Exhibit 4-E to the Registrant's
                      Registration Statement No. 33-27135 on Form S-3, and
                      incorporated herein by reference.
      4-J         *   Copy of Indenture dated as of September 15, 1986 (as
                      amended and restated) between Chrysler Financial
                      Corporation and IBJ Schroder Bank & Trust Company
                      (formerly J. Henry Schroder Bank & Trust Company),
                      Trustee. Filed as Exhibit 4-F to the Registrant's
                      Registration Statement No. 33-27135 on Form S-3, and
                      incorporated herein by reference.
      4-K         *   Copy of Forms of Warrant Agreements. Filed as Exhibit
                      4-M to Registration Statement No. 33-27135 of
                      Chrysler Financial Corporation, and incorporated
                      herein by reference.
      4-L         *   Form of Fixed Rate Redeemable or Non-redeemable Note.
                      Filed as Exhibit 4-L to Registration Statement No.
                      33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.

      4-M         *   Form of Fixed Rate Medium-Term Note. Filed as Exhibit
                      4-M to Registration Statement No. 33-50385 of
                      Chrysler Financial Corporation, and incorporated
                      herein by reference.
      4-N         *   Form of Floating Rate Medium-Term Note. Filed as
                      Exhibit 4-N to Registration Statement No. 33-50385 of
                      Chrysler Financial Corporation, and incorporated
                      herein by reference.
      4-O         *   Form of Multi-Currency Fixed Rate Medium-Term Note.
                      Filed as Exhibit 4-O to Registration Statement No.
                      33-50385 of Chrysler Financial Corporation, and
                      incorporated herein by reference.
      4-P         *   Form of Multi-Currency Floating Rate Medium-Term
                      Note. Filed as Exhibit 4-P to Registration Statement
                      No. 33-50385 of Chrysler Financial Corporation, and
                      incorporated herein by reference.
      4-Q         *   Form of Floating Rate (LIBOR-Based) Note. Filed as
                      Exhibit 4-Q to the Current Report on Form 8-K dated and filed November 22, 1993, and incorporated herein by reference.

      5-A         **  Opinion of Allan L. Ronquillo, Esq., Vice President
                      and General Counsel of Chrysler Financial
                      Corporation, including consent.
      12-A        **  Chrysler Financial Corporation and Subsidiaries
                      Computations of Ratios of Earnings to Fixed Charges.
      12-B        **  Chrysler Corporation Consolidated Computations of
                      Ratios of Earnings to Fixed Charges.
       15             Letter re Unaudited Interim Financial Information
      23-A        **  Consent of Allan L. Ronquillo, Esq. (included in
                      Exhibit 5-A)
      23-B            Consent of Deloitte & Touche LLP.
       24         **  Powers of attorney pursuant to which the signatures
                      of certain directors of Chrysler Financial
                      Corporation have been affixed to this Registration
                      Statement.
       25         **  Statement of Eligibility and Qualification of Trustee
                      on Form T-1.
----------------
 * Incorporated herein by reference.
** Previously filed.

Item 17. Undertakings.

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
            of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield and State of Michigan, on the 7th day of December, 1995.

                                            CHRYSLER FINANCIAL CORPORATION
                                            (Registrant)


                                            By /s/         T.W. Sidlik
                                              ---------------------------------
                                                           T.W. Sidlik
                                                      Chairman of the Board

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal executive officer:                                       Date

/s/         T.W. Sidlik
-----------------------------------   Chairman of            December 7, 1995
            T.W. Sidlik               the Board

Principal financial officer:

/s/     Dennis M. Cantwell
-----------------------------------   Vice President --      December 7, 1995
        Dennis M. Cantwell            Corporate Finance

Principal accounting officer:

/s/         T.F. Gilman
-----------------------------------   Vice President and     December 7, 1995
            T.F. Gilman               Controller

Board of Directors:                                                Date


/s/              T.P. Capo*
----------------------------------------------   Director    December 7, 1995
                 T.P. Capo


/s/              D.L. Davis*
----------------------------------------------   Director    December 7, 1995
                 D.L. Davis


/s/              R.J. Eaton*
----------------------------------------------   Director    December 7, 1995
                 R.J. Eaton


/s/              R.A. Lutz*
----------------------------------------------   Director    December 7, 1995
                 R.A. Lutz


/s/          W.J. O'Brien III*
----------------------------------------------   Director    December 7, 1995
             W.J. O'Brien III


/s/             T.W. Sidlik*
----------------------------------------------   Director    December 7, 1995
                T.W. Sidlik


/s/             G.C. Valade*
----------------------------------------------   Director    December 7, 1995
                G.C. Valade




*By /s/          Robert A. Link
    ------------------------------------------
                 Robert A. Link
                Attorney-in-Fact
                December 7, 1995

                                 EXHIBIT INDEX

Exhibit
Number                    Description of Exhibit
--------                  -----------------------
  1-A     Copy of Form of Underwriting Agreement. Filed as           *
          Exhibit 1-A to Registration No. 33-32434 of Chrysler Financial Corporation, and incorporated herein by reference.
  1-B     Copy of Form of Distribution Agreement. Filed as           *
          Exhibit 1-B to Registration Statement No. 33-50385,
          and incorporated herein by reference.
  1-C     Copy of Form of Remarketing Agreement. Filed as            *
          Exhibit 1-C to Registration Statement No. 33-32484 of Chrysler Financial Corporation, and incorporated herein by reference.
  3-A     Copy of Restated Articles of Incorporation of              *
          Chrysler Financial Corporation as adopted and filed
          with the Corporation Division of Michigan Department
          of Treasury on October 1, 1971. Filed as Exhibit 3-A
          to Registration Statement No. 2-43097 of Chrysler
          Financial Corporation, and incorporated herein by
          reference.
  3-B     Copies of amendments to the Restated Articles of           *
          Incorporation of Chrysler Financial Corporation filed
          with the Department of Commerce of the State of
          Michigan on December 26, 1975, April 23, 1985 and
          June 21, 1985, respectively. Filed as Exhibit 3-B to
          the Annual Report of Chrysler Financial Corporation
          on Form 10-K for the year ended December 31, 1985,
          and incorporated herein by reference.
  3-C     Copies of amendments to the Restated Articles of           *
          Incorporation of Chrysler Financial Corporation filed
          with the Department of Commerce of the State of
          Michigan on August 12, 1987 and August 14, 1987, respectively. Filed as Exhibit 3 to the Quarterly
          Report of Chrysler Financial Corporation on Form 10-Q
          for the quarter ended September 30, 1987, and
          incorporated herein by reference.
  3-D     Copies of amendments to the Restated Articles of           *
          Incorporation of Chrysler Financial Corporation filed
          with the Department of Commerce of the State of
          Michigan on December 11, 1987 and January 25, 1988, respectively. Filed as Exhibit 3-D to the Annual
          Report of Chrysler Financial Corporation on Form 10-K
          for the year ended December 31, 1989, and
          incorporated herein by reference.
  3-E     Copies of amendments to the Restated Articles of           *
          Incorporation of Chrysler Financial Corporation filed
          with the Department of Commerce of the State of
          Michigan on June 13, 1989, June 23, 1989 (two
          amendments), September 13, 1989, January 31, 1990 and
          March 8, 1990, respectively. Filed as Exhibit 3-E to
          the Annual Report of Chrysler Financial Corporation
          on Form 10-K for the year ended December 31, 1989,
          and incorporated herein by reference.
  3-F     Copy of amendments to the Restated Articles of             *
          Incorporation of Chrysler Financial Corporation filed
          with the Department of Commerce of the State of
          Michigan on March 29, 1990 and May 10, 1990. Filed as
          Exhibit 3-G to the Quarterly Report of Chrysler
          Financial Corporation on Form 10-Q for the quarter
          ended March 31, 1990, and incorporated herein by
          reference.
  3-G     Copy of the By-Laws of Chrysler Financial Corporation      *
          as amended to August 1, 1990. Filed as Exhibit 3-I to
          the Quarterly Report of Chrysler Financial
          Corporation on Form 10-Q for the quarter ended
          September 30, 1990, and incorporated herein by
          reference.
  3-H     Copy of the By-Laws of Chrysler Financial Corporation      *
          as amended to January 1, 1992 and presently in
          effect. Filed as Exhibit 3H to the Annual Report of
          Chrysler Financial Corporation on Form 10-K for the
          year ended December 31, 1991, and incorporated herein
          by reference.
  4-A     Copy of Indenture dated as of February 15, 1988            *
          between Chrysler Financial Corporation and
          Manufacturers Hanover Trust Company, Trustee. Filed
          as Exhibit 4-A to the Registrant's Registration
          Statement No. 33-23479 on Form S-3, and incorporated
          herein by reference.
  4-B     Copy of First Supplemental Indenture dated as of           *
          March 1, 1988 between Chrysler Financial Corporation
          and Manufacturers Hanover Trust Company, Trustee.
          Filed as Exhibit 4-B to the Registrant's Registration Statement No. 33-23479 on Form S-3, and incorporated herein by reference.
  4-C     Copy of Second Supplemental Indenture, dated as of         *
          September 7, 1990, between Chrysler Financial
          Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as Exhibit 4-M to the Quarterly Report
          of Chrysler Financial Corporation on Form 10-Q for
          the quarter ended September 30, 1990, and
          incorporated herein by reference.
  4-D     Copy of Third Supplemental Indenture, dated as of May      *
          4, 1992, between Chrysler Financial Corporation and
          United States Trust Company of New York, as Successor Trustee. Filed as Exhibit 4-N to the Quarterly Report
          of Chrysler Financial Corporation on Form 10-Q for
          the quarter ended June 30, 1992, and incorporated
          herein by reference.
  4-E     Copy of Indenture dated as of February 15, 1988            *
          between Chrysler Financial Corporation and IBJ
          Schroder Bank & Trust Company, Trustee. Filed as
          Exhibit 4-C to the Registrant's Registration
          Statement No. 33-23479 on Form S-3, and incorporated
          herein by reference.
  4-F     Copy of First Supplemental Indenture dated as of           *
          September 1, 1989 between Chrysler Financial
          Corporation and IBJ Schroder Bank & Trust Company,
          Trustee. Filed as Exhibit 4-N to the Current Report
          of Chrysler Financial Corporation on Form 8-K dated September 1, 1989 and filed on September 13, 1989, and incorporated herein by reference.
  4-G     Copy of Indenture dated as of February 15, 1988            *
          between Chrysler Financial Corporation and Irving
          Trust Company, Trustee. Filed as Exhibit 4-D to the Registrant's Registration Statement No. 33-23479 on
          Form S-3, and incorporated herein by reference.
  4-H     Copy of First Supplemental Indenture dated as of           *
          September 1, 1989 between Chrysler Financial
          Corporation and Irving Trust Company, Trustee. Filed
          as Exhibit 4-O to the Current Report of Chrysler
          Financial Corporation on Form 8-K dated September 1,
          1989 and filed on September 13, 1989, and
          incorporated herein by reference.
  4-I     Copy of Indenture dated as of September 15, 1986 (as       *
          amended and restated) between Chrysler Financial
          Corporation and Manufacturers Hanover Trust Company, Trustee. Filed as Exhibit 4-E to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.
  4-J     Copy of Indenture dated as of September 15, 1986 (as       *
          amended and restated) between Chrysler Financial
          Corporation and IBJ Schroder Bank & Trust Company
          (formerly J. Henry Schroder Bank & Trust Company),
          Trustee. Filed as Exhibit 4-F to the Registrant's Registration Statement No. 33-27135 on Form S-3, and incorporated herein by reference.
  4-K     Copy of Forms of Warrant Agreements. Filed as Exhibit      *
          4-M to Registration Statement No. 33-27135 of
          Chrysler Financial Corporation, and incorporated
          herein by reference.
  4-L     Form of Fixed Rate Redeemable or Non-redeemable Note.      *
          Filed as Exhibit 4-L to Registration Statement No.
          33-50385 of Chrysler Financial Corporation, and
          incorporated herein by reference.
  4-M     Form of Fixed Rate Medium-Term Note. Filed as Exhibit      *
          4-M to Registration Statement No. 33-50385 of
          Chrysler Financial Corporation, and incorporated herein by reference.

  4-N     Form of Floating Rate Medium-Term Note. Filed as           *
          Exhibit 4-N to Registration Statement No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.
  4-O     Form of Multi-Currency Fixed Rate Medium-Term Note.        *
          Filed as Exhibit 4-O to Registration Statement No.
          33-50385 of Chrysler Financial Corporation, and
          incorporated herein by reference.
  4-P     Form of Multi-Currency Floating Rate Medium-Term           *
          Note. Filed as Exhibit 4-P to Registration Statement
          No. 33-50385 of Chrysler Financial Corporation, and incorporated herein by reference.
  4-Q     Form of Floating Rate (LIBOR-Based) Note. Filed as         *
          Exhibit 4-Q to the Current Report on Form 8-K dated and filed November 22, 1993, and incorporated herein by reference.

  5-A     Opinion of Allan L. Ronquillo, Esq., Vice President        **
          and General Counsel of Chrysler Financial
          Corporation, including consent.
  12-A    Chrysler Financial Corporation and Subsidiaries            **
          Computations of Ratios of Earnings to Fixed Charges.
  12-B    Chrysler Corporation Consolidated Computations of          **
          Ratios of Earnings to Fixed Charges.
   15     Letter re Unaudited Interim Financial Information
  23-A    Consent of Allan L. Ronquillo, Esq. (included in           **
          Exhibit 5-A)
  23-B    Consent of Deloitte & Touche LLP.
   24     Powers of attorney pursuant to which the signatures        **
          of certain directors of Chrysler Financial
          Corporation have been affixed to this Registration
          Statement.
   25     Statement of Eligibility and Qualification of Trustee      **
          on Form T-1.
----------------
 * Incorporated herein by reference.
** Previously filed.